Exhibit (4)(c)(3)

SENIOR INTERIM LOAN GUARANTEE

dated as of

November 16, 2007

among

ALLTEL CORPORATION,
as Parent,

ALLTEL COMMUNICATIONS, INC. and
ALLTEL COMMUNICATIONS FINANCE, INC.,
as the Borrowers,

CERTAIN SUBSIDIARIES OF
ALLTEL CORPORATION,
to be identified herein,

and

CITIBANK, N.A.,
as Administrative Agent

TABLE OF CONTENTS

Page

ARTICLE I
DEFINITIONS

Section 1.01.	Credit Agreement	1

Section 1.02.	Other Defined Terms	1

ARTICLE II
GUARANTEE

Section 2.01.	Guarantee	2

Section 2.02.	Guarantee of Payment	2

Section 2.03.	No Limitations; Guarantee Absolute	2

Section 2.04.	Bankruptcy; Reinstatement	3

Section 2.05.	Agreement To Pay; Subrogation	4

Section 2.06.	Information	4

ARTICLE III
INDEMNITY, SUBROGATION AND SUBORDINATION

Section 3.01.	Indemnity and Subrogation	4

Section 3.02.	Contribution and Subrogation	4

Section 3.03.	Subordination	5

ARTICLE IV
MISCELLANEOUS

Section 4.01.	Authority of the Administrative Agent	5

Section 4.02.	Representations and Warranties; Covenants	6

Section 4.03.	Payments	6

Section 4.04.	Notices	6

Section 4.05.	Waivers; Amendment	7

Section 4.06.	Administrative Agent's Fees and Expenses, Indemnification	7

Section 4.07.	Successors and Assigns	7

Section 4.08.	Counterparts; Several Agreement	8

Section 4.09.	Severability	8

Section 4.10.	Right of Set-Off	8

Section 4.11.	Governing Law; Jurisdiction; Venue; Waiver Of Jury Trial; Consent To Service Of Process	9

Section 4.12.	Headings	9

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TABLE OF CONTENTS
(continued)

Page

Section 4.13.	Termination or Release	9

Section 4.14.	Additional Guarantors	9

Section 4.15.	Limitation on Guaranteed Obligations	9

Section 4.16.	Survival	10

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SENIOR INTERIM LOAN GUARANTEE dated as of November 16, 2007, among ALLTEL CORPORATION, a Delaware corporation (“Parent”), certain subsidiaries of Parent from time to time party hereto (collectively, “Subsidiaries” and, individually, “Subsidiary”), and CITIBANK, N.A., as Administrative Agent (as defined below), and solely for the purposes of Section 3.01, ALLTEL COMMUNICATIONS, INC., a Delaware corporation (“ACI”), and ALLTEL COMMUNICATIONS FINANCE, INC., a Delaware corporation (“ACFI” and, together with ACI, the “Borrowers”).

Reference is made to the Senior Interim Loan Credit Agreement dated as of November 16, 2007 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Parent, Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).  The Lenders have agreed to extend credit to the Borrowers (as defined below) subject to the terms and conditions set forth in the Credit Agreement.  The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.  Parent and the Subsidiaries are affiliates of the Borrowers, will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.  Accordingly, the parties hereto make the following representations and warranties to the Administrative Agent for the benefit of the Lenders and hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Credit Agreement.  (a) Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement.

(b) The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

SECTION 1.02. Other Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Agreement” means this Senior Interim Loan Guarantee.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Claiming Party” has the meaning assigned to such term in Section 3.02.

“Contributing Party” has the meaning assigned to such term in Section 3.02.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Guarantor” means each Guarantor (including, without limitation, Parent), as defined in the Credit Agreement and each party that becomes a party to this Agreement after the Closing Date.

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“Guarantee Parties” means, collectively, Parent, the Borrowers and each Guarantor, and “Guarantee Party” means any one of them.

“Guarantee Supplement” means an instrument in the form of Exhibit I hereto.

“Obligee Guarantor” has the meaning assigned to such term in Section 3.03(b).

ARTICLE II

GUARANTEE

SECTION 2.01. Guarantee.  Subject to the provisions of Section 4.15, each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors and severally (as primary obligor and not merely as surety) to the Administrative Agent, for the ratable benefit of the Lenders, the due and punctual payment and performance of the Obligations (including amounts that would become due but for operation of the automatic stay under 362(a) of the Bankruptcy Code), either at stated maturity or earlier by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or with any other Loan Documents.  Each of the Guarantors further agrees that the Obligations may be extended, increased or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee notwithstanding any extension, increase or renewal, in whole or in part, of any Obligation.  Each of the Guarantors waives presentment to, demand of payment from and protest to any Guarantee Party of any of the Obligations, and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment.  Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Agreement for such purpose provided, that failure to provide such notification shall not invalidate any payment as being made under this Agreement.

SECTION 2.02. Guarantee of Payment.  Each of the Guarantors further agrees that its Guarantee hereunder constitutes a Guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any security held for the payment of the Obligations, or to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of the Borrowers or any other Person.

SECTION 2.03. No Limitations; Guarantee Absolute.  (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 4.13, to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity or unenforceability of the Obligations, or otherwise.  Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged, impaired or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of any security held by the Administrative Agent or any Lender for the Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).  Each Guarantor expressly authorizes the Administrative Agent and the Lenders to release or substitute any one or more

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other guarantors or obligors upon or in respect of the Obligations, all in accordance with the Loan Documents and all without affecting the obligations of any Guarantor hereunder.  When making any demand hereunder against any Guarantor or otherwise pursuing its rights and remedies hereunder, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any Guarantee Party or any other Person or against any Guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any Guarantee Party or any other Person or to realize upon any such guarantee or to exercise any such right of offset or any release of any Guarantee Party or any other Person shall not relieve any Guarantor of any obligation or liability hereunder, and in respect of which a demand or collection is not made or any Guarantor not so released of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied or as a matter of law, of the Administrative Agent or any Lender against any Guarantor.  For the purposes of this Section 2.03, “demand” shall include (but not be limited to) the commencement and continuance of any legal proceedings.

(b) To the fullest extent permitted by applicable law, all rights of the Administrative Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of, and each Guarantor waives any defense based on or arising out of, (i) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, or any other agreement or instrument, (iii) any release or amendment or waiver of or consent under or departure from any Guarantee securing or guaranteeing all or any of the Obligations, (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Obligations or this Agreement or (v) any defense, set-off or counterclaim of either Borrower or any other Guarantee Party.

(c) The Administrative Agent and the Lenders may, in accordance with the terms of the Loan Documents and at their election, make any accommodation with any Guarantee Party or exercise any other right or remedy available to them against any Guarantee Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent indemnification obligations not yet accrued and payable) have been fully and indefeasibly paid in full in cash, and all other Obligations (including a guarantee that is contingent in nature) have expired or terminated.  To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Guarantee Party, as the case may be, or any security.

SECTION 2.04. Bankruptcy; Reinstatement.  (a)  The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of either Borrower or any Guarantor or by any defense which either Borrower or any Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of

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the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of the Guarantors and the Lenders that the Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrowers or any Guarantor of any portion of such Obligations.  The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) Each of the Guarantors agrees that its Guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation, is rescinded, invalidated or must otherwise be restored by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantee Party or otherwise, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee of similar office for, any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

SECTION 2.05. Agreement To Pay; Subrogation.  In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any Lender has at law or in equity against any Guarantor by virtue hereof, upon the failure of either Borrower or any other Guarantee Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the Lenders in cash the amount of such unpaid Obligation.  Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against any Guarantee Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article III.

SECTION 2.06. Information.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Guarantee Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations, and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the Lenders will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

SECTION 3.01. Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 3.03), the Borrowers agree that in the event a payment of any Obligation shall be made by any Guarantor under this Agreement, the Borrowers shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment.

SECTION 3.02. Contribution and Subrogation.  Each Guarantor (a “Contributing Party”) agrees (subject to Section 3.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation and such other Guarantor (the “Claiming Party”) shall not have been fully indemnified by the Borrowers as provided in Section 3.01, the Contributing Party

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shall indemnify the Claiming Party in an amount equal to the amount of such payment, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Contributing Parties together with the net worth of the Claiming Party on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 4.14, the date of the Guarantee Supplement hereto executed and delivered by such Guarantor).  Any Contributing Party making any payment to a Claiming Party pursuant to this Section 3.02 shall be subrogated to the rights of such Claiming Party to the extent of such payment.  Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive, to the fullest extent permitted by applicable law, its contribution right against any other Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.  The provisions of this Section 3.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders (or if a Guarantor is subrogated to any right of the Administrative Agent or any Lender by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law), and each Guarantor shall remain liable to the Administrative Agent and the Lenders up to the maximum liability of such Guarantor hereunder.

SECTION 3.03. Subordination.  (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Guarantors under Sections 3.01 and 3.02 and all other rights of indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations and no Guarantor shall exercise or enforce any right or indemnification or subrogation until such payment in full of the Obligations; provided that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full of the Obligations, such amount shall be held by such Guarantor in trust for the benefit of the Lenders, segregated from the other funds of such Guarantor, and shall forthwith be paid to the Administrative Agent to be credited and applied against the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.  No failure on the part of either Borrower or any Guarantor to make the payments required by Sections 3.01 and 3.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.  To the maximum extent permitted by applicable law, each Guarantor hereby waives any defense relating to any action by the Administrative Agent that has the effect of impairing the Guarantor’s right of subrogation or indemnification.

(b) Any Indebtedness of any Guarantee Party now or hereafter owed to any other Guarantee Party (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent for the benefit of the Lenders, segregated from the funds of such Guarantor, and shall forthwith be paid to the Administrative Agent, to be credited and applied against Obligations, whether matured or unmatured, but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. Authority of the Administrative Agent.  (a) The Administrative Agent enters into this Agreement in its capacity as agent for the Lenders from time to time.  The rights and

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obligations of the Administrative Agent under this Agreement at any time are the rights and obligations of the Lenders at that time.  Each of the Lenders has (subject to the terms of the Loan Documents) a several entitlement to each such right, and a several liability in respect of each such obligation, in the proportions described in the Loan Documents.  The rights, remedies and discretions of the Lenders, or any of them, under this Agreement may be exercised by the Administrative Agent.  As between the Administrative Agent and the Guarantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting.  Parties to this Agreement may, but are not obliged to, inquire whether an exercise by the Administrative Agent of any such right, remedy or discretion is within the Administrative Agent’s authority as agent for the Lenders, provided, that, notwithstanding any such inquiry the Administrative Agent’s rights, remedies or discretion under the Loan Documents shall not be in any way prejudiced or impeded hereunder or thereunder.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated.

(b) Each party to this Agreement acknowledges and agrees that any changes (in accordance with the provisions of the Loan Documents) in the identity of the persons from time to time comprising the Lenders gives rise to an equivalent change in the Lenders, without any further act. Upon such an occurrence, the persons then comprising the Lenders are vested with the rights, remedies and discretions and assume the obligations of a Lender under this Agreement. Each party to this Agreement irrevocably authorizes the Administrative Agent to give effect to the change in Lender contemplated in this Section 4.01(b) by countersigning an Assignment and Assumption.

SECTION 4.02. Representations and Warranties; Covenants.  (a) Each Guarantor hereby represents and warrants that the representations and warranties set forth in Article V of the Credit Agreement as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representation and warranties were true and correct as of such earlier date), as they relate to such Guarantor or in the other Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each Lender shall be entitled to rely on each of them as if they were fully set forth herein.

(b) Each Guarantor hereby covenants and agrees with the Administrative Agent and each Lender that, from and after the date of this Agreement until the Obligations (other than contingent indemnification obligations not yet accrued and payable) under the Loan Documents are paid in full, the Commitments are terminated and all other Obligations (including a guarantee that is contingent in nature) have expired or terminated, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Article VI of the Credit Agreement and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.

SECTION 4.03. Payments.  Each Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Administrative Agent’s Office.  Each Guarantor agrees that the provisions of Section 3.01 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

SECTION 4.04. Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement.  All communications and notices hereunder to any Guarantor shall be given to it in care of the Borrowers as provided in Section 10.02 of the Credit Agreement.

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SECTION 4.05. Waivers; Amendment.  (a)  No failure or delay by the Administrative Agent, any other Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, any other Agent and the Lenders hereunder and under the other Loan Documents are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by any Guarantee Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 4.05, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent or any Lender may have had notice or knowledge of such Default at the time.  No notice or demand on any Guarantee Party in any case shall entitle any Guarantee Party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Guarantee Party or Guarantee Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

SECTION 4.06. Administrative Agent's Fees and Expenses, Indemnification.  (a)  The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement.

(b) Without limitation of its indemnification obligations under the other Loan Documents, each Borrower, jointly and severally, agrees to indemnify the Administrative Agent and the other Indemnitees (as defined in Section 10.05 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery, performance, enforcement or administration of this Agreement or any claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any Affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.

(c) Any such amounts payable as provided hereunder shall be additional Obligations guaranteed hereby.  The provisions of this Section 4.06 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 4.06 shall be payable within ten Business Days of written demand therefor.

SECTION 4.07. Successors and Assigns.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of each Guarantee Party, the Administrative Agent and the Lenders and their respective successors and assigns permitted hereby, except that no Guarantee Party

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shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the other Loan Documents.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party.

SECTION 4.08. Counterparts; Several Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one-and-the-same instrument.  This Agreement shall become effective as to any Guarantee Party when a counterpart hereof executed on behalf of such Guarantee Party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent.  Delivery by telecopier or electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.  The Administrative Agent may also require that any such documents and signatures delivered by telecopier or electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or electronic transmission.  Without in any way affecting the joint and several nature of the obligations created hereunder, this Agreement shall be construed as a separate agreement with respect to each Guarantee Party and may be amended, modified, supplemented, waived or released with respect to any Guarantee Party without the approval of any other Guarantee Party and without affecting the obligations of any other Guarantee Party hereunder.

SECTION 4.09. Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted under applicable law, the parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 4.10. Right of Set-Off.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and any of its respective Affiliates is authorized at any time and from time to time, without prior notice to any Guarantee Party, any such notice being waived by each Guarantee Party to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) in any currency at any time held by, and other Indebtedness in any currency (in each case whether direct or indirect, absolute or contingent, matured or unmatured) at any time held or owing by, such Lender or any of its respective Affiliates to or for the credit or the account of any Loan Party and any Subsidiary of any Loan Party against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Notwithstanding anything to the contrary contained herein, no Lender or any of its respective Affiliates shall have a right to set off and apply any deposits held by, or other Indebtedness owing by, such Lender or any of its Affiliates to or for the credit or the account of any Subsidiary of a Loan Party that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code unless such Subsidiary is not a direct or indirect subsidiary of Parent.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Lenders under this Section 4.10 are in addition to other rights and remedies (including other rights of setoff) that the Lenders may have.

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SECTION 4.11. Governing Law; Jurisdiction; Venue; Waiver Of Jury Trial; Consent To Service Of Process.

(a) The terms of Section 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of trial by jury are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

(b) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.04.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 4.12. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 4.13. Termination or Release.  (a)  This Agreement and the Guarantees made herein shall terminate with respect to all Obligations when all the outstanding Obligations (other than contingent indemnification obligations not yet accrued and payable) have been fully and indefeasibly paid in full in cash, and all other Obligations (including a guarantee that is contingent in nature) have expired or terminated, and the Lenders have no further commitment to lend under the Credit Agreement.

(b) A Guarantor shall automatically be released from its obligations hereunder as provided in Section 9.13 of the Credit Agreement.

(c) In connection with any termination or release pursuant to paragraph (a) or (b) of this Section 4.13, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.13 of the Credit Agreement.  Any execution and delivery of documents pursuant to this Section 4.13 shall be without recourse to or warranty by the Administrative Agent.

(d) At any time that the Borrowers desire that the Administrative Agent take any of the actions described in immediately preceding paragraph (c), it shall, upon request of the Administrative Agent, deliver to the Administrative Agent a certificate from a Responsible Officer of the Borrowers certifying that the release of the respective Guarantor is permitted pursuant to paragraph (a) or (b).  The Administrative Agent shall have no liability whatsoever to any Lender as a result of any release of any Guarantor by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 4.13.

SECTION 4.14. Additional Guarantors.  Each Material Domestic Subsidiary of the Parent that is required to enter in this Agreement as a Guarantor pursuant to Section 6.12 of the Credit Agreement shall execute and deliver a Guarantee Supplement in form and substance substantially similar to Exhibit I hereto and thereupon such Material Domestic Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any such instrument shall not require the consent of any other Guarantee Party hereunder.  The rights and obligations of each Guarantee Party hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantee Party as a party to this Agreement.

SECTION 4.15.  Limitation on Guaranteed Obligations.  Each Guarantor and each Lender (by its acceptance of the benefits of this Agreement) hereby confirms that it is its intention that this Agreement not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law

9

(including the Bankruptcy Code, the Uniform Fraudulent Conveyance Act or any similar Federal or state law).  To effectuate the foregoing intention, each Guarantor and each Lender (by its acceptance of the benefits of this Agreement) hereby irrevocably agrees that the Obligations owing by such Guarantor under this Agreement shall be limited to the maximum amount as will result in the Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

SECTION 4.16.  Survival.  All representations and warranties made hereunder or other document delivered pursuant hereto or in connection herewith shall survive the execution and delivery hereof, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.  Notwithstanding anything herein or implied by law to the contrary, the agreements of each Guarantee Party setforth in Section 4.03, Section 4.06 and Section 4.10 shall survive termination of the Aggregate Commitments and the repayment of all Obligations.

[Signatures on following page]

10

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALLTEL CORPORATION,
as a Guarantor

By: /s/ Sharilyn S. Gasaway
Name: Sharilyn S. Gasaway
Title: Executive Vice President and
          Chief Financial Officer

EACH OF THE GUARANTORS LISTED
ON ANNEX A HERETO,
each as a Guarantor

By: /s/ Sharilyn S. Gasaway
Name:  Sharilyn S. Gasaway
Title: Authorized Signatory

IN WITNESS WHEREOF, for the purposes of Section 3.01 only, the undersigned has executed this Agreement as of the date first written above.

                                                                                           ALLTEL COMMUNICATIONS, INC.

                                                                         By: /s/ Sharilyn S. Gasaway
                                                                        Name: Sharilyn S. Gasaway
                                                                                     Title: Executive Vice President and
                                                                                   Chief Financial Officer

                                                                                                              ALLTEL COMMUNICATIONS FINANCE, INC.

                                                                        By: /s/ Sharilyn S. Gasaway
                                                                        Name: Sharilyn S. Gasaway
                                                                                     Title: Executive Vice President and
                                                                                   Chief Financial Officer

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                                                                CITIBANK, N.A., as Administrative Agent

                                                                                By:   /s/ Ross A. Mac Intyre
                                                                    Name: Ross A. Mac Intyre
                                                                    Title: Vice President

ANNEX A

GUARANTORS

1.	ACI Procurement Company LP
2.	ALLTEL Cellular Associates of Arkansas Limited Partnership
3.	ALLTEL Communications Investments, Inc.
4.	ALLTEL Communications of Michigan RSA #4, Inc.
5.	ALLTEL Communications of Michigan RSA #6 Cellular Limited Partnership
6.	ALLTEL Communications of Michigan RSAs, Inc.
7.	ALLTEL Communications of Mississippi RSA #2, Inc.
8.	ALLTEL Communications of Mississippi RSA #6, Inc.
9.	ALLTEL Communications of Mississippi RSA #7, Inc.
10.	ALLTEL Communications of Nebraska, Inc.
11.	ALLTEL Communications of New Mexico, Inc.
12.	ALLTEL Communications of North Arkansas, Inc.
13.	ALLTEL Communications of North Louisiana Cellular Limited Partnership
14.	ALLTEL Communications of Ohio No. 2, Inc.
15.	ALLTEL Communications of Ohio No. 3, Inc.
16.	ALLTEL Communications of Petersburg, Inc.
17.	ALLTEL Communications of Pine Bluff, LLC
18.	ALLTEL Communications of Saginaw, Inc.
19.	ALLTEL Communications of South Arkansas, Inc.
20.	ALLTEL Communications of Southern Michigan Cellular Limited Partnership
21.	ALLTEL Communications of Southern Michigan, Inc.
22.	ALLTEL Communications of Southwest Arkansas Cellular Limited Partnership
23.	ALLTEL Communications of Texarkana, Inc.
24.	ALLTEL Communications of Texas Limited Partnership
25.	ALLTEL Communications of the Southwest Limited Partnership
26.	ALLTEL Communications of Virginia No. 1, Inc.
27.	ALLTEL Communications of Virginia, Inc.
28.	ALLTEL Communications Southwest Holdings, Inc.
29.	ALLTEL Communications Wireless of Louisiana, Inc.
30.	ALLTEL Communications Wireless, Inc.
31.	Alltel Group
32.	Alltel Group LLC
33.	Alltel Incentives LLC
34.	ALLTEL International Holding, Inc.
35.	ALLTEL Investments, Inc.
36.	ALLTEL Mobile of Louisiana, LLC
37.	ALLTEL Newco LLC
38.	ALLTEL Ohio Limited Partnership
39.	ALLTEL Properties, LLC
40.	ALLTEL Remote Access, Inc.
41.	ALLTEL Telelink, Inc.
42.	ALLTEL Wireless Holdings of Nebraska, Inc.
43.	ALLTEL Wireless Holdings, LLC
44.	ALLTEL Wireless of Alexandria, LLC
45.	ALLTEL Wireless of LaCrosse, LLC
46.	ALLTEL Wireless of Michigan RSA #1 and RSA #2, Inc.
47.	ALLTEL Wireless of Mississippi RSA #5, LLC

48.	ALLTEL Wireless of North Louisiana, LLC
49.	ALLTEL Wireless of Shreveport, LLC
50.	ALLTEL Wireless of Texarkana, LLC
51.	ALLTEL Wireless of Wisconsin Appleton-Oshkosh- Neenah MSA, LLC
52.	ALLTEL Wireless of Wisconsin RSA #1, LLC
53.	ALLTEL Wireless of Wisconsin RSA #10, LLC
54.	ALLTEL Wireless of Wisconsin RSA #2, LLC
55.	ALLTEL Wireless of Wisconsin RSA #3, LLC
56.	ALLTEL Wireless of Wisconsin RSA #6, LLC
57.	ALLTEL Wireless of Wisconsin RSA #8, LLC
58.	Appleton-Oshkosh-Neenah MSA Limited Partnership
59.	Cellular of Southern Illinois, Inc.
60.	Celutel, Inc.
61.	Central Florida Cellular Telephone Company, Inc.
62.	Control Communications Industries, Inc.
63.	CP National Corporation
64.	Dynalex, Inc.
65.	Eau Claire Cellular Telephone Limited Partnership
66.	Eau Claire Cellular, Inc.
67.	First Wireless, LLC
68.	Great Western Cellular Holdings, LLC
69.	ID Holding, LLC
70.	KIN Network, Inc.
71.	Midwest Wireless Communications L.L.C.
72.	Midwest Wireless Holdings L.L.C.
73.	Midwest Wireless Iowa L.L.C.
74.	Midwest Wireless Wisconsin L.L.C.
75.	Minford Cellular Telephone Company
76.	MVI Corp.
77.	N12AR, LLC
78.	North-West Cellular of Eau Claire, Inc.
79.	Ocean Technology International, Inc.
80.	Ocean Technology, Inc.
81.	Pacific Telecom Cellular of Washington, Inc.
82.	Pacific Telecom Cellular, Inc.
83.	Pascagoula Cellular Services, Inc.
84.	Radiofone, Inc.
85.	RCTC Wholesale Corporation
86.	Saginaw Bay Cellular Company
87.	Six Zulu Echo, LLC
88.	Southern Illinois Cellular Corp.
89.	Southern Illinois RSA Partnership
90.	Switch 2000 LLC
91.	Telecor Cellular, Inc.
92.	Tucson 21 Cellular Limited Partnership
93.	UC/PTC of Wisconsin, LLC
94.	Universal Cellular, Inc.
95.	Virginia Cellular LLC
96.	Western CLEC Corporation
97.	Western COG Corporation
98.	Western Wireless International Austria Corporation

99.	Western Wireless International Bolivia III Corporation
100.	Western Wireless International Corporation
101.	Western Wireless International Georgia Corporation
102.	Western Wireless International Ghana Corporation
103.	Western Wireless International Haiti Corporation
104.	Western Wireless International Holding Corporation
105.	Western Wireless International Ivory Coast Corporation
106.	Western Wireless International Ivory Coast II Corporation
107.	Western Wireless International Kosovo Corporation
108.	Western Wireless International SakSat Corporation
109.	Western Wireless International Slovenia Corporation
110.	Western Wireless International Slovenia II Corporation
111.	Western Wireless LLC
112.	WWC CLEC Holding Corporation
113.	WWC Holding Co., Inc.
114.	WWC License Holding LLC
115.	WWC License LLC
116.	WWC Systems Purchasing Corporation
117.	WWC Texas RSA Holding Corporation
118.	WWC Texas RSA Limited Partnership
119.	Youngstown-Warren MSA Limited Partnership

Exhibit I

SUPPLEMENT NO.____ dated as of [   ], to the Senior Interim Loan Guarantee dated as of November 16, 2007 (the “Guarantee”), among ALLTEL CORPORATION, a Delaware corporation (“Parent”), ALLTEL COMMUNICATIONS, INC., a Delaware corporation (“ACI”), and ALLTEL COMMUNICATIONS FINANCE, INC., a Delaware corporation (“ACFI” and, together with ACI, the “Borrowers”), certain subsidiaries of Parent from time to time party hereto (collectively, “Subsidiaries” and, individually, “Subsidiary”), and CITIBANK, N.A., as Administrative Agent (as defined below).

A.            Reference is made to the Senior Interim Loan Credit Agreement dated as of November 16, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Parent, Citibank, N.A., as Administrative Agent, and each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”).

B.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

C.            The Guarantors have entered into the Guarantee in order to induce the Lenders to make Loans. Section 4.14 of the Guarantee provides that additional Material Domestic Subsidiaries of the Borrower may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement.  The undersigned Material Domestic Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee as consideration for Loans previously made.

Accordingly, the Administrative Agent and the New Subsidiary agree as follows:

SECTION 1.  In accordance with Section 4.14 of the Guarantee, the New Subsidiary by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations does hereby, for the benefit of the Lenders, their successors and assigns, irrevocably, absolutely and unconditionally Guarantee, jointly with the other Guarantors and severally, the due and punctual payment and performance of the Obligations.  Each reference to a “Guarantor” in the Guarantee shall be deemed to include the New Subsidiary and each reference in the Credit Agreement and any other Loan Document to a “Guarantor”, “Subsidiary Guarantor” or a “Loan Party” shall also be deemed to include the New Subsidiary.  The Guarantee is hereby incorporated herein by reference.

SECTION 2.  The New Subsidiary represents and warrants to the Administrative Agent and the Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3.  This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and the Administrative Agent has executed a counterpart hereof.  Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

EXHIBIT I-1

SECTION 4.  Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.

SECTION 5.  THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.  If any provision contained in this Supplement is held to be invalid, illegal or unenforceable, the legality, validity, and enforceability of the remaining provisions contained herein and in the Guarantee shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law the parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.  All communications and notices hereunder shall be in writing and given as provided in Section 4.04 of the Guarantee.

SECTION 8.  The New Subsidiary agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[SIGNATURE ON THE FOLLOWING PAGE]

EXHIBIT I-2

IN WITNESS WHEREOF, the New Subsidiary and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NAME OF NEW SUBSIDIARY],

By:
Name:
Title:

                                                                 Jurisdiction of Formation:
                                                                 Organizational Identification Number:
                                                                 Address Of Chief Executive Office:

                                                                 CITIBANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT I-3